Exhibit 99.1

JANUARY 19, 2006 - 13:33 ET
Drucker Agrees to Termination of BK Acquisition

VANCOUVER, BRITISH COLUMBIA--(CCNMatthews - Jan. 19, 2006) - Drucker Inc. (the "Company") (OTCBB:DKIN) announces that it has terminated its acquisition agreement with Speed One Investment Limited and Beijing Beike Machinery Electronic Materials Hightech Corporation dated June 15, 2003 for the acquisition of Beijing Beike-Masic Automation Engineering Technology Company Limited ("BK") which, over a period of greater than two years, had not closed. The termination of the acquisition was mutually agreed to by the parties to be effective as of June 30, 2005.

At a directors' meeting held on Friday January 13, 2006 four of the Company's directors, Liu Wei Zhang, Ge Liang Song, Sun Yi Kang and Hong Liang resigned from the Board. All of the aforesaid former directors were associated with BK. Two new directors Robert Smiley, B.A., L.L.B. and Ken Kow, Ph.D were appointed to the Board. Mr. Smiley also was appointed president and Dr. Kow was appointed as corporate secretary of the Company. Gerry Runolfson, P.Eng., a current director was appointed Chairman of the Board of Directors. Mr. Runolfson has many years association with the oil and gas industry's drilling operations as the owner of a private company supplying such operations. Mr. Smiley is a business consultant and was formerly a member of both the Alberta and British Columbia Law Societies and a partner in two law firms. Dr. Kow has been an oil and gas consultant. As a consequence of the changes in the Board of Directors the Company has changed its head office address to the address set forth below:

Suite 900-789 West Pender Street, Vancouver, B.C. V6C 1H2

The new Board intends to bring its regulatory filings up to date and to attend to other immediate financial reporting difficulties experienced by the Company under the previously constituted Board. It is also the Board's intention to immediately review new business opportunities for the Company.

DRUCKER INC.
Robert Smiley, President

This press release includes certain forward looking statements which reflect beliefs, expectations, objectives and goals which are believed to be reasonable at the time such statements are made. Actual results could differ materially from anticipated results and may be impacted upon such factors as commodity prices, political developments, legal decisions, market and economic conditions, industry competition, the weather, changes in financial markets and changing legislation amongst other things.

CONTACT INFORMATION
Drucker Inc.
Robert Smiley
President
(604) 689-4407
(604) 408-8515 (FAX)